                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                         TUMBLEWEED SOFTWARE CORPORATION


          Jeffrey C. Smith, President, and Joseph C. Consul, Chief Financial Officer, of Tumbleweed Software Corporation, a corporation duly organized and existing under the laws of the State of California do hereby certify:

         1. That they are the duly elected and acting President and Chief Financial Officer, respectively, of Tumbleweed Software Corporation, a corporation duly organized and existing under the laws of the State of California (the "Corporation").

         2. That an amendment (the "Amendment") to the Amended and Restated Articles of Incorporation of the Corporation (the "Articles") has been approved by the board of directors.

         3. That the shareholders have adopted the Amendment by written consent. The Amendment was approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is 4,654,053 shares of Common Stock, 2,657,971 shares of Series A Preferred Stock, 4,080,960 shares of Series B Preferred Stock and 5,592,503 shares of Series C Preferred Stock. The number of shares of each class giving written consent in favor of said amendment equaled or exceeded a majority of each class of shares, which equaled or exceeded the minimum percentage vote required of each class entitled to vote.

         4. That the Amendment approved by both the board of directors and the shareholders reads as follows:

                  Section D(4)(j)(v)(2) of Article III of the Articles is amended to read as follows:

                  "(2) up to (3,618,500) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;"

         5. That this certificate shall become effective upon filing.

         Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed at Redwood City, California on the __ day of June, 1999.



                                    /s/ Jeffrey C. Smith
                                    -------------------------------------
                                    Jeffrey C. Smith
                                    President


                                    /s/ Joseph C. Consul
                                    -------------------------------------
                                    Joseph C. Consul
                                    Chief Financial Officer

                               AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION

                                         OF

                          TUMBLEWEED SOFTWARE CORPORATION



      Jeffrey C. Smith, President, and Joseph C. Consul, Assistant Secretary, of Tumbleweed Software Corporation, a corporation duly organized and existing under the laws of the State of California do hereby certify:


     1. That they are the duly elected and acting President and Assistant Secretary, respectively, of Tumbleweed Software Corporation, a corporation duly organized and existing under the laws of the State of California.

     2. That an amendment and restatement to the amended and restated articles of incorporation of this corporation has been approved by the board of directors.

     3. That the shareholders have adopted said amendment and restatement by written consent. The amendment and restatement was approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Company is 4,247,596 shares of Common Stock, 2,657,971 shares of Series A Preferred Stock and 4,080,960 shares of Series B Preferred Stock. The number of shares of each class giving written consent in favor of said amendment and restatement equaled or exceeded a majority of each class of shares, which equaled or exceeded the minimum percentage vote required of each class entitled to vote.

     4. That the amendment and restatement approved by both the board of directors and the shareholders reads as follows:

          The articles shall be amended and restated to read as herein set forth in full:

     FIRST: The name of the Company is Tumbleweed Software Corporation (the "Company").

     SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD:

          A. This Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Seventy Two Million (72,000,000) shares, Forty Three Million (43,000,000) shares of which shall be Common Stock (the "Common Stock") and Twenty Nine Million (29,000,000) shares of which shall be Preferred Stock (the "Preferred Stock").

          B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Restated Articles, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          C. Two Million Seven Hundred Thousand (2,700,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), Two Million Seven Hundred Thou-sand (2,700,000) of the authorized shares of Preferred Stock are hereby designated "Series A-1 Preferred Stock" (the "Series A-1 Preferred"), Four Million Two Hundred Fifty Thousand (4,250,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred") and Four Million Two Hundred Fifty Thousand (4,250,000) of the authorized shares of Preferred Stock are hereby designated "Series B-1 Preferred Stock" (the "Series B-1 Preferred"), Six Million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred") and Six Million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C-1 Preferred Stock" (the "Series C-1 Preferred"). Except as specifically provided in these Amended and Restated Articles, the rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred, Series B Preferred and Series C Preferred, or the holders thereof, shall be identical to those granted to or imposed on the Series A-1 Preferred, Series B-1 Preferred and Series C-1 Preferred, respectively, or the holders thereof, and each reference to the Series A Preferred, Series B Preferred and Series C Preferred shall also be deemed a reference to the Series A-1 Preferred, Series B-1 Preferred and Series C-1 Preferred, respectively. The Series A Preferred, Series B Preferred and Series C Preferred are collectively referred to herein as the "Series Preferred."

          D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1.   DIVIDEND RIGHTS.

               (a) Holders of Series Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, a "Recapitalization Event"). The Original Issue Price of the Series A Preferred and the Series A-1 Preferred shall be one dollar thirty eight cents ($1.38). The Original Issue Price of the Series B Preferred and the Series B-1 Preferred shall be one dollar and ninety-eight and six-tenth cents ($1.986). The Original Issue Price of the Series C Preferred and the Series C-1 Preferred shall be three dollars and fifty-eight cents ($3.58). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative from the Original Issue Date of the Series Preferred (as defined in Section 4(e) below).

               (b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to
     (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding Junior Stock of the Company that is approved by a majority of the Company's Board of Directors. The holders of the Series Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 with respect to any transaction or event permitted by this Section 1(b).

          2.   VOTING RIGHTS.

               (a)  GENERAL RIGHTS.     Except as otherwise provided herein or
     as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               (b)  SEPARATE VOTE OF SERIES PREFERRED.     For so long as at
     least 2,000,000 shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Company that adversely affects the rights or privileges of the Series Preferred;

                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;

                    (iii) Any repurchase of Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (iv) Any voluntary dissolution or liquidation of the Company;

                    (v) Any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any class of shares or series of equity securities of the Company ranking senior to the Series Preferred in the right of redemption, liquidation preference, voting or dividends;

                    (vi) Any fundamental change in the principal business of the Company as presently conducted or proposed to be conducted; and

                    (vii) Any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c)).

               (c) ELECTION OF BOARD OF DIRECTORS. For so long as at least 2,000,000 shares of Series Preferred remain outstanding: (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, for so long as at least fifty percent (50%) of the shares of Series A Preferred remain outstanding, and (ii) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, for so long as fifty percent (50%) of the shares of the Series B Preferred remain outstanding. The holders of Common Stock, voting as a separate class, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

          3.   LIQUIDATION RIGHTS.

               (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series Preferred equal to the sum of (i) the Original Issue Price (as adjusted for any Recapitalization Event) and (ii) all declared and unpaid dividends on such shares of Preferred Stock (as adjusted for any Recapitalization Event) for each share of Series Preferred held by them.

               (b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

               (c)  The following events shall be considered a liquidation under
     Section 3(a):

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, or series of related transactions causing such consolidation or merger or other reorganization in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization (an "Acquisition"); or

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

               (d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in
     Section 3(a), then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          4.   CONVERSION RIGHTS.

               The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

               (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect for each series of Series Preferred (determined as provided in Section 4(b)) by the number shares of Series Preferred being converted.

               (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of each series of the Series Preferred (the "Series Preferred Conversion Rate" for such series) shall be the quotient obtained by dividing the Original Issue Price for such series of Series Preferred by the "Series Preferred Conversion Price," calculated as provided in Section 4(c) for such series.

               (c) CONVERSION PRICE. The conversion price for each series of the Series Preferred shall initially be the Original Issue Price for such series of Series Preferred (the "Series Preferred Conversion Price" for such series). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4; provided, however that the Series Preferred Conversion Prices for Series A-1 Preferred, Series B-1 Preferred and Series C-1 Preferred shall not be adjusted pursuant to Section 4(j)(i). All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

               (d) MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date the first share of Series Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price for any such outstanding shares of Series Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price for any such outstanding shares of Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price for each series of Series Preferred that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

               (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series Preferred or with respect to such other securities by their terms.

               (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (i) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c)) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4, as a part of such capital reorganiza-tion, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               (j)  SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

                    (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) or 4(g) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as hereinafter defined) less than the then effective Series Preferred Conversion Price for the Series A Preferred, the Series B Preferred and the Series C Preferred, respectively, then and in each such case the then existing Series Preferred Conversion Price for the Series A Preferred, the Series B Preferred and the Series C Preferred, respectively (excluding, for the purpose of this Section 4(j)(i), the Series A-1 Preferred, the Series B-1 Preferred and Series C-1 Preferred), shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price for the Series A Preferred, the Series B Preferred and the Series C Preferred, respectively, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 4(j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion

     Price for the Series A Preferred, the Series B Preferred and the Series C Preferred, respectively, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                    (ii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (B) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that is conclusively determined by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional shares of Common Stock is less than the Series Preferred Conversion Price for either the Series A Preferred, the Series B Preferred or the Series C Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the number of Additional Shares of Common Stock Issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series B Preferred or Series C Preferred.

                    (iv) "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

                    (v) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Series Preferred; (2) up to 3,118,500 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (3) shares of Common Stock offered to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"); (4) Equity Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets, or other reorganization; (5) Equity Securities issued in connection with the acquisition of a license, technology transfer or acquisition or similar transaction; (6) Equity Securities issued in connection with an equipment purchase or leasing transaction or a revolving credit or term loan transaction; or (7) Equity Securities issued by the unanimous consent of the Board. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

                    (vi) (1) For purposes of this Section 4(j)(vi), the following definitions shall apply:

                              1)   "Pro Rata Share" shall mean the ratio, the
     numerator of which is the number of shares of Common Stock into which the shares of Series A Preferred, Series B Preferred and Series C Preferred then held are convertible, and the denominator of which is the total number of outstanding shares of Common Stock (calculated assuming conversion of all convertible securities) of the Company.

                              2)   "Dilutive Issuance" shall mean the issuance
     of Additional Shares of Common Stock with an Effective Price less than the Series Preferred Conversion Price for the Series A Preferred, the Series B Preferred or the Series C Preferred, respectively, in effect on the date of and immediately prior to such issue.

                              3)   "Participating Investor" shall mean any
     holder of Series A Preferred, Series B Preferred or Series C Preferred that agrees to purchase at least its Pro Rata Share of a Dilutive Issuance pursuant to Section 4(j)(vi) hereof.

                              4)   "Non-participating Investor" shall mean:  (i)
     in the event that the Effective Price is lower than the Series Preferred Conversion Price for the Series A Preferred, the Series B Preferred and the Series C Preferred, any holder of Series A Preferred, Series B Preferred or Series C Preferred that is not a Participating Investor so long as holders of in excess of fifty percent (50%) of the shares of the Series A Preferred, the Series B Preferred and the Series C Preferred, on an as-converted to Common Stock basis, are Participating Investors, (ii) in the event that the Effective Price is greater than Series Preferred Conversion Price for the Series A Preferred but not the Series B Preferred and the Series C Preferred, any holder of Series B Preferred or Series C Preferred that is not a Participating Investor so long as holders of in excess of fifty percent (50%) of the shares of the Series B Preferred and the Series C Preferred are Participating Investors and (iii) in the event that the Effective Price is greater than Series Preferred Conversion Price for the Series A Preferred and the Series B Preferred but not the Series C Preferred, any holder of Series C Preferred that is not a Participating Investor so long as holders of in excess of fifty percent (50%) of the shares of the Series C Preferred are Participating Investors.

                         (2) In the event the Company proposes to undertake a Dilutive Issuance, it shall give each holder of Series A Preferred, Series B Preferred and Series C Preferred, as applicable, a written notice (the "Issuance Notice") of its intention, describing the type of Additional shares of Common Stock, the Effective Price and the general terms upon which the Company proposes to issue the same. Each holder of Series A Preferred, Series B Preferred and Series C Preferred, as applicable, shall, within thirty (30) days from the date of the Issuance Notice, provide written notice to the Company that (i) such holder of Series A Preferred, Series B Preferred or Series C Preferred agrees to become a Participating Investor for the price and upon the terms specified in the Issuance Notice or (ii) such holder of Series A Preferred, Series B Preferred or Series C Preferred, as applicable, shall be a Non-participating Investor. Any holder of Series A Preferred, Series B Preferred or Series C Preferred, as applicable, who shall fail to provide such written notice within such thirty (30) day period shall be deemed to be a Non-participating Investor.

                         (3) All shares of Series A Preferred, Series B Preferred or Series C Preferred held by each and every Non-participating Investor shall be automatically converted immediately prior to the closing of the applicable Dilutive Issuance as follows:

                                   a)   Each share of Series A Preferred shall
     automatically be converted into one (1) share of Series A-1 Preferred. The Series Preferred Conversion Price for the Series A-1 Preferred shall be equal to the Series Preferred Conversion Price for the Series A Preferred immediately prior to such Dilutive Issuance, and shall not be subject to further adjustment pursuant to Section 4(j); but shall be subject to further adjustment pursuant to the remainder of Section 4.

                                   b)   Each share of Series B Preferred shall
     automatically be converted into one (1) share of series B-1 Preferred. The Series Preferred Conversion Price for the Series B-1 Preferred shall be equal to the Series Preferred Conversion Price for the Series B Preferred immediately prior to such Dilutive Issuance, and shall not be subject to further adjustment pursuant to section 4(j); but shall be subject to further adjustment pursuant to the remainder of Section 4.

                                   c)   Each share of Series C Preferred shall
     automatically be converted into one (1) share of series C-1 Preferred. The Series Preferred Conversion Price for the Series C-1 Preferred shall be equal to the Series Preferred Conversion Price for the Series C Preferred immediately prior to such Dilutive Issuance, and shall not be subject to further adjustment pursuant to section 4(j); but shall be subject to further adjustment pursuant to the remainder of Section 4.

                         (4) Upon the conversion of Series A Preferred, Series B Preferred and Series C Preferred held by a Non-participating Investor as set forth herein, each Non-participating Investor shall surrender to the Company the certificate or certificates representing his or its Series A Preferred, Series B Preferred and Series C Preferred, which shall be exchanged by the Company for a like number of shares of Series A-1 Preferred, Series B-1 Preferred and Series C-1 Preferred. Such shares of Series A Preferred, Series B Preferred and Series C Preferred shall no longer be outstanding on the books of the Company and the Non-participating Investor shall be treated for all purposes as the record holder of such shares of Series A-1 Preferred, Series B-1 Preferred and Series C-1 Preferred on the date of closing of the applicable Dilutive Issuance.

               (k) CERTIFICATE OF ADJUSTMENT. Upon written request of any holder of Series Preferred, the Company shall prepare a certificate showing any adjustment or readjustment pursuant to this Section 4, and shall mail such certificate, by first class mail, postage prepaid, to such holder of Series Preferred at the holder's address as shown in the Company's stock transfer records. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series Preferred Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

               (l)  NOTICES OF RECORD DATE.   Upon (i) any taking by the Company
     of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and
     (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               (m)  AUTOMATIC CONVERSION.

                    (1   Each share of Series Preferred shall automatically be
     converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (a) at any time upon the affirmative vote of the holders of more than fifty percent (50%) of the outstanding shares of the Series Preferred, or (b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is two (2) times the Original Issuance Price of the Series C Preferred, and
     (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least ten million dollars ($10,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (2   Upon the occurrence of the event specified in paragraph
     (1) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of

     Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as conclusively determined by Board) on the date of conversion.

               (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (p)  NOTICES.  Any notice required by the provisions of this
     Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               (q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          5. NO REISSUANCE OF SERIES PREFERRED. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

          6. NO PREEMPTIVE RIGHTS. Shareholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

     FOURTH:

          A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

          B. The Corporation is authorized to indemnify the directors, officers, employees and agents of the Corporation to the fullest extent permissible under California law.

          C. Any repeal or modification of the foregoing provisions of this Article FOURTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

     6.   That this certificate shall become effective upon filing.

     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificates are true of their own knowledge. Executed at Redwood City, California on the 17th day of February, 1999.



                    TUMBLEWEED SOFTWARE CORPORATION


                    /s/ Jeffrey C. Smith
                    ---------------------------------------------
                    Jeffrey C. Smith
                    President and Chief Executive Officer


                    /s/ Joseph C. Consul
                    ---------------------------------------------
                    Joseph C. Consul
                    Assistant Secretary



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